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Highland Income Fund (HFRO) Provides Update on Proposal to Convert the Fund to a Diversified Holding Company

Adviser Announces Decision to Withdraw Proposals, Outlines Plans for HFRO Under Current Structure

DALLAS – October 13, 2021 – The Highland Income Fund (NYSE: HFRO) (“HFRO” or the “Fund”), a closed-end fund managed by Highland Capital Management Fund Advisors, L.P. (the “Adviser”), today announced that it has decided to withdraw the proposals to convert the Fund from a registered investment company to a diversified holding company (the “Holding Company”) and to amend certain fundamental investment restrictions. As a result, the Fund has decided to cancel the adjourned special meeting of shareholders (the “Special Meeting”) scheduled for October 15, 2021.

Both the Adviser and the Fund’s Board of Trustees continue to believe that the transition to a diversified holding company provided the best path to increase shareholder value for all shareholders. The Adviser has demonstrated its ability to effectively pursue the Fund’s investment strategy within the existing structure and plans to continue to do so, seeking to deliver outsized total returns and create value for shareholders. Going forward, while disappointed to withdraw the proposals, the Adviser remains committed to continuing to optimize the Fund by pursuing opportunities that draw on its particular expertise and resources and operating in the best interest of the Fund and its shareholders.

Other immediate plans include commencing a $40 million common share buyback over the next six months (up to $7 million per month), bolstering efforts to reduce the discount between the Fund’s market price and net asset value (“NAV”), and increasing shareholder communications to improve the understanding of the Fund’s strategy and current portfolio. The Adviser intends to post a progress report on the buyback to the Fund’s website, which will be updated monthly.

Additionally, the Adviser plans to continue to review the feedback that it received from various shareholders and market participants around the proposals. The Fund will evaluate this feedback and consider implementing recommendations relevant to the current structure as a closed-end fund.

The Adviser appreciates the engagement and support from shareholders throughout the process.

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About the Highland Income Fund

The Highland Income Fund (NYSE:HFRO) is a closed-end fund managed by Highland Capital Management Fund Advisors, L.P. For more information visit www.highlandfunds.com/income-fund/

About Highland Capital Management Fund Advisors, L.P.

Highland Capital Management Fund Advisors, L.P. is an SEC-registered investment adviser. It is the adviser to a suite of registered funds, including open-end mutual funds, closed-end funds, and an exchange-traded fund. For more information visit www.highlandfunds.com.

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Disclosures

Investors should consider the investment objectives, risks, charges and expenses of the Highland Income Fund carefully before investing. This and other information can be found in the Fund’s prospectus, which may be obtained by calling 1-800-357-9167 or visiting www.highlandfunds.com. Please read the prospectus carefully before you invest.

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No assurance can be given that the Fund will achieve its investment objectives.

This press release contains forward-looking statements. These statements reflect the current views of management with respect to future events and financial performance. Forward-looking statements can be identified by words such as “anticipate”, “expect”, “could,” “may”, “potential”, “will”, “ability,” “targets,” “believe,” “likely,” “assumes,” “ensuring,” “available,” “optionality,” “viability,” “maintain,” “consistent,” “pace,” “should,” “emerging,” “driving,” “looking to,” and similar statements of a future or forward-looking nature. Forward-looking statements address matters that involve risks and uncertainties. Past performance does not guarantee future results. Performance during time periods shown is limited and may not reflect the performance in difference economic and market cycles. There can be no assurance that similar performance will be experienced.

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CONTACTS

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